Exhibit 10.3

Transocean and PSC/DHEPDS
Term Sheet; May 20, 2015
In Re: Oil Spill by the Oil Rig "Deepwater Horizon" in the Gulf of Mexico, on April 20, 2010, MDL No. 2179
Term Sheet Agreement for a Transocean and PSC/DHEPDS Settlement
WHEREAS, on April 20, 2010, a blowout, explosion, and fire occurred aboard the Deepwater Horizon ("DWH"), as it was engaged in drilling activities on the MC252 well off the coast of Louisiana (also known as the Macondo well).  These events led to a large discharge of oil into the Gulf of Mexico. On August 10, 2010, the Judicial Panel on Multidistrict Litigation ("MDL") centralized all federal actions (excluding securities suits) in the United States District Court for the Eastern District of Louisiana before the Honorable Carl J. Barbier (the "Court").  Eventually, hundreds of cases with thousands of individual claimants were consolidated with this MDL No. 2179.
WHEREAS, Triton Asset Leasing GmbH, Transocean Holdings LLC, Transocean Offshore Deepwater Drilling Inc., and Transocean Deepwater Inc. ("Transocean") filed a limitation of liability action concerning the loss of the DWH that was transferred  to the Court.
WHEREAS, certain private plaintiffs and BP reached an amended class action settlement agreement on May 2, 2012 known as the Deepwater Horizon Economic and Property Damages Settlement ("DHEPDS") (MDL 2179, Rec. Doc. 6430).  On December 21, 2012, the Court certified the "DHEPDS Class" pursuant to that settlement agreement. All appeals were exhausted, and the Court's approval of the DHEPDS and certification of the DHEPD Class is now a final judgment.  The DHEPDS resolves certain claims against BP by private individuals and businesses for economic loss and property damage resulting from the DWH Incident.  Under the settlement (as set forth in Exhibit 21 of the DHEPDS settlement agreement), BP assigned certain of its claims against Transocean to the DHEPDS Class, including claims relating to the repair, replacement, and/or redrilling of the Macondo well and the costs BP incurred to control the well and/or respond to and clean up the spill (the "Assigned Claims").
WHEREAS, from February to April 2013, the Court held the Phase One trial in connection with these actions, and on September 4, 2014 issued Findings of Fact and Conclusions of Law regarding Transocean's petition to limit liability and other claims tried in the Phase One trial.
WHEREAS, On September 2, 2014, Halliburton Energy Services Inc. reached a settlement with certain private plaintiffs (the "HESI Settlement") (MDL 2179, Rec. Doc. 13346).
WHEREAS, the Parties to this Term Sheet have reached a binding agreement ("TO Settlement"), subject to agreeing upon a Final Settlement Agreement and approval by the Court, to settle various claims arising from and relating to (i) the blowout of the MC252 Well; (ii) the explosions and fire on board the DWH on or about April 20, 2010; (iii) the sinking of the DWH on or about April 22, 2010; (iv) efforts to control the MC252 well; (v) the release of oil, other hydrocarbons and other substances from the MC252 Well and/or the DWH and its appurtenances; (vi) the efforts to contain the MC252 Well; (vii) Response Activities, including the VoO program; (viii) any damages to the MC252 Well, any reservoir, aquifer, geological formation, or underground strata related to the foregoing (collectively the "DWH Incident").

Transocean and PSC/DHEPDS
Term Sheet; May 20, 2015

WHEREAS, the Parties have agreed that the TO Settlement will follow the same general structure as the HESI Settlement.
WHEREAS, the Parties agree to work in good faith to present to the Court all documents needed to implement this Term Sheet and to seek approval of the TO Settlement.
THEREFORE, for good and valuable consideration, the Parties agree as follows:
1.           The Parties to the TO Settlement are:

A.            Triton Asset Leasing GmbH, Transocean Deepwater Inc., Transocean Offshore Deepwater Drilling Inc., and Transocean Holdings LLC ("Transocean");

B.            The Plaintiffs Steering Committee in MDL 2179 ("PSC"), on behalf of members of a putative New Class; and

C.            DHEPDS Class Counsel, on behalf of the DEHPDS Class as a juridical entity.

2.           The Parties intend to settle the following claims:

A.            All general maritime law claims for punitive damages, excluding claims for personal or bodily injury or death, resulting from or relating in any way to the DWH Incident; and

B.            All Assigned Claims against Transocean as assigned to the DHEPDS class, as a juridical entity, pursuant to Exhibit 21 of the DHEPDS settlement.

3.           Description of Settlement Classes:

A.            The New Class will be defined to include individuals, business, and local government entities who have standing to sue for punitive damages under general maritime law (Robins Dry Dock and the commercial fishing exception), as set forth in section 3 of the HESI Settlement, and generally as set forth in section 4 of the HESI Settlement, subject to any amendments agreed upon by the Parties.

B.            The DHEPDS Class, as approved.

4.           Final Settlement Agreement:

A.            The Parties agree to work in good faith to execute and file with the Court a Final Settlement Agreement within 30 days of the signing of this Term Sheet.  The Parties agree that the Final Settlement Agreement shall follow the same general structure as the HESI Settlement.

5.           Settlement Amount and Common Benefit Fees:

A.            The Parties have agreed to an aggregate settlement in the amount of  $211,750,000 ("Aggregate Payment") to be allocated between the New Class and DHEPDS Class as set forth below.   The settlement is capped, and the Aggregate Payment includes (i) all payments to class members and (ii) all administrative costs of the settlement, including the cost of providing notice of the settlement, the cost of all settlement administration, and the cost incurred by the PSC and Class Counsel in connection with the TO Settlement.

Transocean and PSC/DHEPDS
Term Sheet; May 20, 2015

B.            The Parties agree that within 60 days of the filing of the Final Settlement Agreement, they will take appropriate steps to set up a qualified settlement fund, and that the Aggregate Payment will be paid into a qualified settlement fund within 60 days of the filing of the Final Settlement Agreement.  If the qualified settlement fund is not set up within 60 days, the Aggregate Payment will be paid into the qualified settlement fund within 7 days of the date the qualified settlement fund is set up.

C.            After reaching agreement as to the Aggregate Payment, the Parties agreed that Transocean will not object to a petition for common benefit attorneys' fees as long as the fee petition seeks common benefit attorneys' fees not in excess of $25,000,000, which is in addition to the Aggregate Payment.  The Parties acknowledge that Common Benefit fees will require approval by the court.  Common Benefit fees, and common benefit costs, as approved by the court will be paid into a common benefit attorneys' fee and common benefit costs qualified settlement fund to be set up for such purpose on June 30, 2016, unless the Parties agree to a different payment date.

D.            The TO Settlement does not include a reversionary interest to Transocean.

E.            Nothing in this Term Sheet will prevent Transocean from seeking to recover the Aggregate Payment and common benefit attorney fees from its insurers.

6.           Allocation, Notice, and Administration:

A.            The Aggregate Payment will be allocated between the New Class and DHEPDS Class by a special master or U.S. magistrate judge appointed by the Court along the same terms as set forth in section 7 of the HESI Settlement.

B.            The TO Settlement benefits shall be distributed to members of the New Class and DHEPDS Class through a Court-supervised claims program along the same terms as set forth in sections 8 and 9 of the HESI Settlement.

C.            To conserve settlement and administration costs, the parties will attempt to execute the class action notice program and administer the settlement agreement jointly with the notice program and claims administration process established as part of the HESI Settlement.

7.           Release of Transocean:

A.            The Parties agree that the New Class and the DHEPDS Class will release and discharge claims as follows:

i.            The New Class will release and forever discharge all claims for punitive damages against Transocean (including all parents and affiliates) consistent with the New Class Release set forth in Attachment A to the HESI Settlement.

Transocean and PSC/DHEPDS
Term Sheet; May 20, 2015

ii.            The DHEPDS Class will release and forever discharge all Assigned Claims against Transocean (including all parents and affiliates) consistent with the Assigned Claims Release set forth in Attachment B to the HESI Settlement.

8.           Termination Rights and Conditions of Settlement:

A.            Transocean shall have the right to terminate the Final Settlement Agreement if opt-outs exceed agreed-upon opt-out thresholds.  The opt-out thresholds will be memorialized in a letter between the Parties and filed with the Court in camera.

B.            The TO Settlement shall be conditioned upon Court orders approving the Final Settlement Agreement and certifying the New Class becoming final.

C.            The Final Settlement Agreement will include conditions precedent along similar terms as set forth in sections 19 and 20 of the HESI Settlement, including that the court order approving the settlement (i) adopt that portion of the B-1 Order (Rec. Doc. 3830) dismissing state-law claims, but without adopting the portion of the B-1 Order finding that OPA does not displace maritime law and with the Parties reserving all their arguments with respect to OPA displacement of maritime law, and (ii) confirm BP's indemnity obligations to Transocean.

9.           Other Conditions:

A.            The PSC will not challenge the Court's findings in the Phase One Findings  of Fact and Conclusions of Law that Transocean was not grossly negligent and that the indemnity and release clauses in Transocean's drilling contract with BP are valid and enforceable, contingent on the Parties executing the Final Settlement Agreement in advance of the due date of the PSC's Phase One appeal opening brief.

10.        Authority to Enter This Term Sheet:

A.            Pursuant to PTO 8 (Rec. Doc. No. 506), the PSC has explored settlement opportunities with Transocean and pursuant to such authority, with approval of the PSC, Co-Liaison Counsel have been given the authority by the PSC to execute this Term Sheet on behalf of the putative New Class.

B.            DHEPDS Class Counsel on behalf of the DHEPDS Class represents and warrants that they have authority to enter into this Term Sheet on behalf of the DHEPDS Class.  This Term Sheet has been duly and validly executed and delivered by DHEPDS Class Counsel, and constitutes a legal, valid and binding obligation of the DHEPDS Class, subject to Court approval.

C.            Transocean represents and warrants that it has all requisite corporate power and authority to enter into this Term Sheet. This Term Sheet has been duly and validly executed and delivered by Transocean, and constitutes its legal, valid and binding obligation, subject to Court approval.

Transocean and PSC/DHEPDS
Term Sheet; May 20, 2015

11.       Execution of Agreement; Counterparts; Electronic Signatures:

A.            This Term Sheet may be executed in multiple counterparts, including via individually signed and scanned portable document format ("PDF") copies, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.

B.            The exchange of copies of this Term Sheet and of signature pages by electronic mail in PDF form shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted electronically via PDF shall be deemed to be their original signatures for all purposes.

Transocean and PSC/DHEPDS
Term Sheet; May 20, 2015

Plaintiffs' Co-Liaison Counsel (for the PSC)

By:  /s/ James Parkerson Roy
Name:  James Parkerson Roy

By:  /s/ Stephen J. Herman
Name:  Stephen J. Herman

DHEPDS Co-Lead Class Counsel
By:  /s/ James Parkerson Roy
Name:  James Parkerson Roy

By:  /s/ Stephen J. Herman
Name:  Stephen J. Herman

Triton Asset Leasing GmbH, Transocean Deepwater Inc., Transocean Offshore Deepwater Drilling Inc., and Transocean Holdings LLC

By:  /s/ Lars Sjobring______________________
Name:  Lars Sjobring
Title:         Senior Vice President and General Counsel